UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): October 23, 2007 (October 23, 2007)

THORIUM POWER, LTD.
(Exact name of small business issuer as specified in its charter)

Nevada	000-28535	91-1975651
(State or other jurisdiction of	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8300 Greensboro Drive, Suite 800, McLean, VA 22102
(Address of Principal Executive Offices)

800-685-8082
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On October 23, 2007, the Company appointed James Guerra as Chief Financial Officer and Treasurer, Executive Vice President. Mr. Guerra’s employment commences October 29, 2007.

A seasoned financial executive, Mr. Guerra’s experience encompasses domestic and international markets as well as a diverse range of industries including nuclear energy. Most recently, he served as Vice President of Finance and Chief Financial Officer of Exelon Business Services Company from 2002 to 2007. Exelon Business Services Company is the corporate services and operating company of Exelon, the largest producer of nuclear energy in the United States. From 2000-2002, Mr. Guerra served as Vice President of Business Operations and Controller of Exelon Nuclear. Prior to joining Exelon, Mr. Guerra was Vice President of Finance and Treasurer and Controller of Grupo Dina, the Mexico City-based manufacturer of trucks and the largest producer of motor coaches and bus spare parts in North America. Earlier in his career, Mr. Guerra served in senior financial management positions with AT&T, Citigroup, and Beatrice Companies. Mr. Guerra holds a B.A. in Economics from the University of Notre Dame, an M.M. in Accounting/Finance from the Kellogg School of Management of Northwestern University and is a licensed CPA in the State of Illinois.

Pursuant to the terms of an Employment Agreement the Company entered into with Mr. Guerra (the “Guerra Employment Agreement”), dated October 23, 2007, the Company agreed to pay Mr. Guerra an annual salary of $210,000, as consideration for performance of his duties as Chief Financial Officer and Treasurer, Executive Vice President. In addition, the Company has agreed (i) to issue to Mr. Guerra 1,000,000 shares (the “Guerra Shares”) of common stock of the Company and (ii) pursuant to the Company’s 2006 Stock Plan, to grant to Mr. Guerra a ten-year non-qualified option (the “Guerra Option”) for the purchase of 1,000,000 shares of the common stock of the Company, at an exercise price equivalent to the fair market price on the date on which the Guerra Option is granted by the Company’s Board of Directors. The term of the Guerra Employment Agreement shall commence on October 29, 2007, and will end when terminated by either party as provided in the Guerra Employment Agreement.

The Company agreed to issue the Guerra Shares in accordance with the terms and conditions of a separate restricted stock grant agreement (the “Stock Agreement”), which has not yet been executed. The Guerra Shares will be shares of restricted stock and the certificate evidencing them will bear a restricted legend and stop transfer order will be placed against them. The Guerra Shares will vest in equal monthly installments over a three year term with accelerated vesting upon a Change of Control, termination of Mr. Guerra by the Company Without Cause or the cessation of Mr. Guerra’s employment with the Company for Good Reason (all as defined in the Guerra Employment Agreement). No portion of the Guerra Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Mr. Guerra until such portion of the Guerra Shares becomes vested.

The Company agreed to grant the Guerra Option in accordance with the terms and conditions of a separate stock option agreement (the “Option Agreement”), which has not yet been executed. The Guerra Option will vest monthly over a four-year period following the six month anniversary of the Company’s grant of the Guerra Option, with accelerated vesting upon a Change of Control, termination of Mr. Guerra’s employment by the Company Without Cause, or the cessation of Mr. Guerra’s employment with the Company for Good Reason (all as defined in the Guerra Employment Agreement).

This brief description of the terms of the Guerra Employment Agreement is qualified by reference to the provisions of the Guerra Employment Agreement, which is attached to this report as Exhibit 10.1, and incorporated by reference herein.

Departure of Officer

On January 1, 2007, Thorium Power, Ltd. entered into a consulting agreement with SEC Audit Prep Inc. pursuant to which Larry Goldman, the controlling stockholder of SEC Audit Prep Inc., agreed to be the Acting Chief Financial Officer and Treasurer of the Company until the Company appointed a permanent Chief Financial Officer, and thereafter to provide financial consulting services and internal audit services to the Company and to perform SOX 404 compliance, SEC compliance, audit preparation for external auditors and such other similar tasks as the Company may request.

Accordingly, effective with the commencement of Mr. Guerra’s employment as Chief Financial Officer as of October 29, 2007, Mr. Goldman will no longer serve as Acting Chief Financial Officer and Treasurer of the Company, but will remain a financial consultant with the Company in accordance with the terms of the consulting agreement.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated February 1, 2007, between James Guerra and Thorium Power, Ltd.

99.1	Press Release, dated October 23, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THORIUM POWER, LTD.

Date: October 23, 2007

By:	/s/ Seth Grae
Seth Grae
President and Chief Executive Officer

EXHIBIT INDEX

10.1	Employment Agreement, dated October 23, 2007, between James Guerra and Thorium Power, Ltd.
99.1	Press Release, dated October 23, 2007